As filed with the U.S. Securities and Exchange Commission on April 17, 2023.
Registration No. 333-268659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Alchemy Investments Acquisition Corp 1
(Exact name of registrant as specified in its charter)
Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
850 Library Avenue, Suite 204-F
Newark, DE 19711
Tel: (212) 877-1588
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Tamar Donikyan, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-268659) (the “Form S-1”) of Alchemy Investments Acquisition Corp 1 is being filed solely for the purpose of filing Exhibits 1.1, 5.1 and 23.2 to the Form S-1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1, the signature page and the filed exhibits, and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The estimated approximate expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
SEC/FINRA Expenses	$30,423
Accounting fees and expenses	$70,000
Audit fees and expenses	100,000
Printing and engraving expenses	$40,000
Legal fees and expenses	$350,000
Nasdaq listing and filing fees	$75,000
Miscellaneous	$49,577
Total	$715,000
Item 14.   Indemnification of Directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
On December 6, 2021, our sponsor acquired an aggregate of 4,312,500 founder shares for a total consideration of $50,000, or approximately $0.0116 per share. On October 26, 2022, 287,500 founder shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of founder shares outstanding from 4,312,500 shares to 4,025,000 shares. On February 7, 2023, 1,150,000 founder shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of founder shares outstanding from 4,025,000 shares to 2,875,000 shares. The number of founder shares surrendered was determined based on the expectation that following the surrender the issued and outstanding founder shares would represent 25.0% of the issued and outstanding public shares upon completion of this offering. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
On or before the date of the prospectus accompanying this registration statement, our sponsor and Cantor have agreed to purchase an aggregate of 543,000 placement shares (or 595,500 placement shares if the over-allotment option is exercised in full), at a price of $10.00 per share, for an aggregate purchase price of $5,430,000 (or $5,955,000 if the over-allotment option is exercised in full). This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. These placement shares will be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid with respect to such sales. A subscription agreement will be entered into with our sponsor in connection with the purchase of the placement shares and a copy of such agreement will be attached as an exhibit to this registration statement.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.   The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

(b)
Financial Statements.   See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(4)
For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Memorandum and Articles of Association.**
3.2	Amended and Restated Memorandum and Articles of Association.**
3.3	Form of Second Amended and Restated Memorandum and Articles of Association.**
4.1	Specimen Unit Certificate.**
4.2	Specimen Class A Ordinary Share Certificate.**
4.3	Specimen Warrant Certificate.**
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.**
5.1	Opinion of Harney Westwood & Riegels LLP.*
5.2	Opinion of Kirkland & Ellis LLP.**
10.1	Amended and Restated Promissory Note, dated as of December 22, 2022, by and between the Registrant and Alchemy DeepTech Capital LLC.**
10.2	Subscription Agreement between the Registrant and Alchemy DeepTech Capital LLC, dated December 3, 2021.**
10.3	Form of Letter Agreement between the Registrant, the Sponsor and each director and officer of the Registrant.**
10.4	Form of Investment Management Trust Agreement.**
10.5	Form of Registration Rights Agreement.**
10.6	Form of Sponsor Private Placement Shares Purchase Agreement.**
10.7	Form of Cantor Private Placement Shares Purchase Agreement.**
10.8	Form of Indemnity Agreement.**
10.9	Form of Administrative Services Agreement.**
14	Form of Code of Ethics.**
23.1	Consent of Marcum LLP.*
23.2	Consent of Harney Westwood & Riegels LLP (included on Exhibit 5.1).*
23.3	Consent of Kirkland & Ellis LLP (included on Exhibit 5.2).**
24	Power of Attorney (included on signature page to the initial filing of this Registration Statement).**
99.1	Consent of Carlo Tursi.**
107	Filing Fee Table.**

*
Filed herewith

**
Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of April, 2023.
Alchemy Investments Acquisition Corp 1
By:
/s/ Mattia Tomba

Name:
Mattia Tomba

Title:
Co-Chief Executive Officer

By:
/s/ Vittorio Savoia

Name:
Vittorio Savoia

Title:
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Steven M. Wasserman Steven M. Wasserman	Non-Executive Chairman	April 17, 2023
/s/ Mattia Tomba Mattia Tomba	Co-Chief Executive Officer (co-principal executive officer and principal financial officer)	April 17, 2023
/s/ Vittorio Savoia Vittorio Savoia	Co-Chief Executive Officer (co-principal executive officer)	April 17, 2023
* Debbie S. Zoldan	Director	April 17, 2023
* Pablo Terpolilli	Director	April 17, 2023

* By:
/s/ Mattia Tomba
Mattia Tomba
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Alchemy Investments Acquisition Corp 1, in the City of New York, United States, on the 17th day of April, 2023.
By:
/s/ Steven M. Wasserman

Name:
Steven M. Wasserman

Title:
Authorized Representative